Exhibit 5

[On Company Letterhead]

February 14, 2006

The Laclede Group, Inc.

720 Olive Street

St. Louis, MO 63101

Ladies and Gentlemen:

I am Chief Governance Officer and Secretary of The Laclede Group, Inc. (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”) which registers under the Securities Act of 1933, as amended, 1,250,000 shares of Common Stock of the Company (“Shares”) that may be issued pursuant to The Laclede Group 2006 Equity Incentive Plan (the “Plan”), including 1,250,000 Preferred Share Purchase Rights.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein.

On the basis of the foregoing, I am of the opinion that the Shares (including the Preferred Share Purchase Rights) to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,
/s/ Mary C. Kullman

MCK:kz